Exhibit 2.6

ASSIGNMENT OF PURCHASE AND SALE AGREEMENT

FOR VALUE RECEIVED, ADCARE PROPERTY HOLDINGS, LLC, a Georgia limited liability company (“Assignor”) hereby transfers and assigns unto EDWARDS REDEEMER PROPERTY HOLDINGS, LLC and ER NURSING, LLC, each a Georgia limited liability company (collectively “Assignee”), all of Assignor’s right, title and interest in and to that certain Purchase and Sale Agreement effective as of May 5, 2011, as the same has been amended and assigned through the date hereof (the “Agreement”), relating to the Facility (as defined in the Agreement) commonly known as “Edwards Redeemer Nursing Center” and located at 1530 Northeast Grand Blvd., Oklahoma City, Oklahoma. Assignee hereby assumes all obligations of Assignor under the Agreement with respect to such Facility. Assignor and Assignee acknowledge that the Purchase Price for the Facility shall be $2,100,000.00.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment of Purchase and Sale Agreement to be duly executed and delivered as of the 12th day of October, 2012.

ASSIGNOR:		ASSIGNEE:

ADCARE PROPERTY HOLDINGS, LLC		EDWARDS REDEEMER PROPERTY HOLDINGS, LLC

By:	/s/ Boyd P. Gentry	By:	/s/ Boyd P. Gentry
	Boyd P. Gentry, Manager		Boyd P. Gentry, Manager

ER NURSING, LLC

		By:	/s/ Boyd P. Gentry
Boyd P. Gentry, Manager